Caldwell & Orkin

Code Of Ethics

     A financial analyst should conduct himself with integrity and dignity and not in an ethical manner in his dealings with the public, clients, customers, employers, employees and fellow analysis.

     A financial analyst should conduct himself and should encourage others to practice financial analysis in a professional and ethical manner that will reflect credit on himself and his profession.

     A financial analyst should set with competence and should strive to maintain and improve his competence and that of others in the profession.

     A financial analyst should use proper care and exercise independent professional judgment.

Standards of Professional Conduct
As Amended May 14, 1989

I.     Obligation to inform Employer of Code
      and Standards

The financial analyst shall inform his employer, through his direct supervisor, that the analyst is obligated to comply with the Code of Ethics and Standards of Professional Conduct, and is subject to disciplinary sanctions thereof. He shall deliver a copy of the Code and Standards to his employer if the employer does not have a copy.

II.     Compliance with Governing Laws and
       Regulations and the Code and Standards

A.     Required Knowledge and Compliance

The financial analyst shall maintain knowledge of and shall comply with all applicable laws, rules and regulation of any government, governmental agency and regulatory organization governing his professional, financial or business activities, as well as with these Standards of Professional Conduct and the accompanying Code of Ethics.

B.     Prohibition Against Assisting Legal and Ethical
       Violations

The financial analyst shall not knowingly participate in, or assist, any acts in violation of any applicable law, rule or regulation of any government, governmental agency or regulatory organization governing his professional, financial or business activities, nor any act which would violate any provision of these Standards of Professional Conduct of the accompanying Code of Ethics.

C.     Prohibition Against Use of Material Nonpublic
       Information

The financial analyst shall comply with all laws and regulations relating to the use and communication of material nonpublic information. The financial analyst's duty is generally defined as to not trade while in possession of, nor communicate, material nonpublic information in breach of a duty, or if the information is misappropriated.

Duties under the Standard include the following:  (1)  If the analyst acquires such information as a result of a special or confidential relationship with the issuer or others, he shall not communicate the information (other than within the relationship), or take investment action on the basis of such information, if it violates that relationship.  (2)  If the analyst is not in a special or confidential relationship with the issuer or others, he shall not communicate or act on material nonpublic information if he knows or should have known that such information (a) was disclosed to him, or would result, in breach of a duty, or (b) was misappropriated. If such a breach of duty arises, the analyst shall make reasonable efforts to achieve public dissemination of such information.

D.     Responsibilities of Supervisors

A financial analyst with supervisory responsibility shall exercise reasonable supervision over those subordinate employees subject to his control, to prevent any violation by such persons of applicable statues, regulations or provisions of the Code of Ethics or Standards of Professional Conduct. In so doing the analyst is entitled to rely upon reasonable procedures established by his employer.

III.     Research Reports, Investment         Recommendations and Actions

  Reasonable Basis and Representations

1.     The financial analyst shall exercise diligence and thoroughness in making an investment recommendation to others or in taking an investment action for others.

2.     The financial analyst shall have a reasonable and adequate basis for such recommendations and actions, supported by appropriate research and investigation.

3.     The financial analyst shall make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.

4.     The financial analyst shall maintain appropriate records to support the reasonableness of such recommendations and actions.

B.     Research Reports

  The financial analyst shall use reasonable judgment as to the inclusion of relevant factors in research reports.

2.     The financial analyst shall distinguish between facts and opinions in research reports.

3.     The financial analyst shall indicate the basic characteristics of the investment involved when preparing for general public distribution a research report that is not directly related to a specific portfolio or client.

C.     Portfolio Investment Recommendation
       and Actions

The financial analyst shall, when making an investment recommendation or taking an investment action for a specific portfolio or client, consider its appropriateness and suitability for such portfolio or client. In considering such matters, the financial analyst shall take into account (1) the needs and circumstances of the client, (2) the basic characteristics of the investment involved and (3) the basic characteristics of the total portfolio. The financial analyst shall use reasonable judgment to determine the applicable relevant factors. The financial analyst shall distinguish between facts and opinions in the presentation of investment recommendations.

D.     Prohibition Against Plagiarism

The financial analyst shall not, when presenting material to his employer, associates, customers, clients or the general public, copy or use in substantially the same form, material prepared by other persons without acknowledging its use and identifying the name of the author or publisher of such material. The analyst may, however, use without acknowledgement factual information published by recognized financial and statistical reporting services or similar sources.

E.     Prohibition Against Misrepresentation
       of Services

The financial analyst shall not make any statements, orally or in writing, which misrepresent (1) the services that the analyst or his firm is capable of performing for the client, (2) the qualifications of such analyst or his firm, (3) the investment performances that the analyst or his firm has accomplished or can reasonably be expected to achieve for the client or (4) the expected performance of any investment.

F.     Fair Dealing with Customers and Clients

The financial analyst shall not make, orally or in writing, explicitly or implicitly, any assurances about or guarantees of any investment of its return except communication of accurate information as to the terms of the investment instrument and the issuer's obligations under the instrument.

IV.     Priority of Transactions
The financial analyst shall conduct himself in such a manner that transactions for his customers, clients and employer have priority over personal transactions, and so that his personal transactions do not operate adversely to their interests. If an analyst decides to make a recommendation about the purchase or use of a security or other investment, he shall give his customers, clients and employer adequate opportunity to act on this recommendation before acting on his own behalf.

V.     Disclosure of Conflicts
The financial analyst, when making investment recommendations, or taking investment actions, shall disclose to his customers and clients any material conflict of interest relating to him and any material beneficial ownership of the securities or other investments involved, which could reasonably by expected to impair his ability to render unbiased and objective advice. The financial analyst shall disclose to his employer all matters which could reasonably be expected to interfere with his duty to the employer, or with his ability to render unbiased and objective advice. The financial analyst shall also comply with all requirements as to disclosures or conflicts of interest imposed by law, and by rules and regulations of organizations governing his activities if a conflict of interest exists.

VI.     Compensation
A.     The financial analyst shall inform his customers, clients and employer of compensation of other benefit arrangements in connection with his services to them which are in addition to compensation from them by such services.

B.     Disclosure of Referral Fees
The financial analyst shall make appropriate disclosure to a prospective client or customer of any consideration paid or other benefit delivered to others for recommending his services to that prospective client or customer.

C.     Duty to Employer
The financial analyst shall not undertake independent practice for compensation or other benefit in competition with his employer unless he has received written consent from both his employer and a person for whom he undertakes independent employment .

VIII.     Relationships with Others

A.     Preservation of Confidentiality
A financial analyst shall preserve the confidentiality of information communicated by the client concerning matters within the scope of the confidential relationship, unless the financial analyst receives information concerning illegal activities on the part of the client.

B.     Maintenance of Independence and Objectivity
The financial analyst, in relationships and contacts with an issuer of securities, whether individually or as a member of a group, shall use particular care and good judgment to achieve and maintain independence and objectivity.

C.     Fiduciary Duties
The financial analyst, in relationships with clients, shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom it is owed.

IX.     Use of Professional Designation

FAF: The qualified financial analyst may use the professional designation "Member of the Financial Analysis Federation," and is encouraged to do so, but only in a dignified and judicious manner. The use of the designation may be accompanied by an accurate explanation (1) of the requirements that have been met to obtain the designation and (2) of the Financial Analysis Federation.

ICFA: The Chartered Financial Analyst may use the professional designation Chartered Financial Analyst, or the abbreviation CFA, and is encouraged to do so, but only in a dignified and judicious manner. The use of the designation may be accompanied by an accurate explanation (1) of the requirements that have been met to obtain the designation and (2) of the institute of Chartered Financial Analysis.

X.     Professional Misconduct
The financial analyst shall not (1) commit a criminal act that upon conviction materially reflects adversely on his honesty, trustworthiness or fitness as a financial analyst in other impacts or (2) engage in conduct involving dishonesty, fraud, deceit or misrepresentation.

I certify that I have read the Code of Ethics and will comply with its Standards of Professional Conduct.
_________________________________	__________________________________
Date	Name

CALDWELL & ORKIN

INSIDER TRADING AND PERSONAL SECURITIES TRADING POLICIES

STATEMENT OF POLICY AND PROCEDURES DESIGNED TO DETECT

AND PREVENT INSIDER TRADING

PART 1:     POLICY ON INSIDER TRADING

           A.     Scope

          This statement of policy and procedures to detect and prevent insider trading (this "Policy Statement") covers all employees, officers and directors of Caldwell & Orkin and (ii) all persons controlled by, or controlling, Caldwell & Orkin (collectively, the "Company"). This Statement of Policy shall also cover such other persons as may from time to time come within the definition of "persons associated with an investment adviser," as such term is defined under the Investment Act of 1940.

          This Policy Statement operates in conjunction with the Corporate Policy on Ethical Conduct adopted by the Company; and is in addition to, not in replacement of, those obligations imposed by such policy.

          B.     Policy Governing Insider Trading

          The Company forbids any officer, director or employee from trading, either personally or on behalf of others (such as private accounts managed by the Company), on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." This Policy Statement applies to every officer, director and employee and extends to activities within and outside their duties at the Company. Every officer, director and employee must read and retain a copy of this Policy Statement. Any questions regarding this Statement of Policy should be referred to the Compliance Officer.

          The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

          C.     Insider Trading Law

          While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.	Trading by an insider, while in possession of material nonpublic information; or
2.	What is Nonpublic Information?

          Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

              3.                Penalties for Insider Trading

          Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

*	civil injunctions
*	treble damages
*	jail sentence
*	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
*	fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided.

          In addition, any violation of this Policy Statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

PART 2:     PROCEDURES TO IMPLEMENT THE COMPANY'S POLICY
                 AGAINST INSIDER TRADING

          The following procedures have been established to aid the officers, directors and employees of the Company in avoiding insider trading, and to aid the Company in preventing, detecting, and imposing sanctions against insider trading. Every officer, director and employee of the Company must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Compliance Officer.

          A.     Identifying Insider Information

          Before trading for yourself or others, including the private accounts managed by the Company, in the securities of a company about which you may have potential insider information, ask yourself the following questions:

1.

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed.

2.	Is the information public? To whom has this information been provided? Has the information been published in Reuters, The Wall Street Journal, or other publications of general publication.

          If, after consideration of the above, you believe find the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

1.	Report the matter immediately to the Compliance Officer.
2.	Do not purchase or sell the securities on behalf of yourself or others, including private accounts managed by the Company.
3.	Do not communicate the information inside or outside the Company, other than to the Compliance Officer
4.

After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

B.     Personal Securities Trading

          All Company employees, officers and directors are subject to the following rules and regulations regarding trading in marketable securities for themselves, their spouses and their immediate families.

1.

The rules and procedures regarding Insider Trading set forth in this Policy Statement apply fully to the personal securities trading of Company employees, officers and directors. Accordingly, no employee, officer or director of the Company shall engage in personal trading while in possession of material nonpublic information, communicate material nonpublic information to others in violation of the law or otherwise engage in activities that would violate this Policy Statement.

2.

The basic principle regarding trading for personal accounts as defined above is that client's interest always come ahead of any personal interest. On this basis, insofar as possible, personal accounts should generally do their buying and selling after transactions have been completed for clients. To implement this procedure, personnel should clear their personal purchases and sales of ALL EQUITY SECURITIES with the Compliance Officer PRIOR to execution. If there is any pending activity in the security in question on the trading desk, the personal trade should be deferred until the client transactions have been accomplished. The Compliance Officer's decision will be final and will be based not only on the orders actually on the desk at the time of the request, but also on any anticipated activity that might be known. Any questions will be resolved by the Compliance Officer. Evidence that this procedure has been followed shall be provided in such form as the Compliance Officer may determine appropriate.

3.	All Company personnel should have their broker send confirmations of each transaction to the Compliance Department
4.

No set of rules can possibly anticipate all the potential trading Conflicts of interest between Company clients and Company personnel. Any situation subject to interpretation should be decided in favor of the protection of the best interests of the clients. For instance, it would be unethical to execute a personal trade in a security if the Company person knows or had reason to know that a substantial order in the security in question was likely to be implemented for a client or clients in the foreseeable future, even though to execute the personal trade would be within the letter of the regulations as set forth above.

          C.     Restricting Access to Material Nonpublic Information

          Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Company, except as provided for above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

          D.     Resolving Issues Concerning Insider Trading

          If, after consideration of the items set forth above, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Compliance Officer before trading or communicating the information to anyone.

PART 3:     SUPERVISORY PROCEDURES

          A.     Prevention of Insider Trading

          To prevent insider trading, the Compliance Officer will:

1.	Provide on a regular basis, an educational program to familiarize officers, directors and employees with this Policy Statement;
2.	Familiarize himself or herself with the securities trading history of each of the Company and its employees, officers and directors;
3.	Answer questions regarding this Policy Statement;
4.	Resolve issues of whether information received by an officer, director or employee of the Company is material and nonpublic;
5.	Review on a regular basis and update as necessary this policy Statement;
6.	When it has been determined that an officer, director or employee of the Company has material nonpublic information;
	a.	Implement such measures to prevent dissemination of such information; and
	b.	If necessary, restrict officers, directors and employees from trading the securities.

          B.     Detection of Insider Trading

          To detect insider trading, the Compliance Officer will:

1.	View the trading activity reports (e.g., broker confirmations) filed by each officer, director and employee pursuant to the applicable policies;
2.	Review the trading activity of private accounts managed by the Company,
3.	Review the trading activity of the Company's own accounts; and
4.	Coordinate the review of such reports with other appropriate officers, directors or employees of the Company.

          C.     Special Reports to Management

          Promptly, upon learning of a potential violation of this Policy Statement, the Compliance Officer will prepare a written report to the Company's President providing full details and recommendations for further action.

          D.     Annual Reports to Management

          On an annual basis, the Compliance Officer will prepare a written report to the President of the Company setting forth the following:

1.	A summary of existing procedures to detect and prevent insider trading;
2.	Full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;
3.	An evaluation of the current procedures and any recommendations for improvement; and
4.	A description of the Company's continuing educational program regarding insider trading, including the dates of such programs since the last report to management.

           E.     Designation of Compliance Officer

          For purposes of this Insider Trading and Personal Securities Trading Policy, the person designated as Compliance Officer is Teresa Duncan.